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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                          ACKERLEY COMMUNICATIONS, INC.



     ACKERLEY COMMUNICATIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     1. That the Board of Directors of the Corporation, at a regular meeting of the Corporation's Board on September 19, 1996, adopted resolutions setting forth a proposed amendment to Article Fourth of the Certificate of Incorporation of the Corporation (the "Amendment"), declaring said Amendment to be advisable and calling for its submission to those shareholders of the Corporation of record on September 20, 1996 (the "Shareholders"). The Amendment approved by resolution by the Board of Directors is as follows:

          FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is SIXTY-ONE MILLION FOUR HUNDRED SIX THOUSAND FIVE HUNDRED TEN (61,406,510), divided into two
     (2) classes as follows: (i) Fifty Million (50,000,000) shares of Common Stock with a par value of One Cent ($.01) per share (the "Common Stock"); and (ii) Eleven Million Four Hundred Six Thousand Five Hundred Ten (11,406,510) shares of Class B Common Stock with a par value of One Cent ($.01) per share (the "Class B Common Stock").

     2. That pursuant to such resolutions of the Board of Directors, Shareholders holding a majority of the outstanding stock entitled to vote have voted in favor of the Amendment by written consent to action of shareholders in lieu of a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware.

     3. That the Corporation will provide prompt written notice of the adoption of the Amendment to those Shareholders who did not consent in writing to the adoption of the Amendment in accordance with Section 228(d) of the General Corporation Law of the State of Delaware.

     4. That the aforesaid amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, Ackerley Communications, Inc. has caused this certificate to be signed by William N. Ackerley, President, and attested by Denis M. Curley, Secretary, this 26th day of September, 1996.

                              ACKERLEY COMMUNICATIONS, INC.


                              By: /s/ William N. Ackerley
                                  -----------------------
                                  William N. Ackerley, President

Attest:


/s/ Denis M. Curley
-------------------
Denis M. Curley, Secretary